EXHIBIT 99.1

Orion Energy Systems Announces Fiscal 2015
Second Quarter Results

Orion Ends Quarter with Record Lighting Backlog of $11.8 Million
Company to Hold Conference Call with Accompanying Slide Presentation at 4:30 pm EST Today

MANITOWOC, Wis. - Orion Energy Systems, Inc. (NYSE MKT: OESX), a leading designer and manufacturer of high-performance, energy-efficient lighting platforms, today announced financial results for its fiscal 2015 second quarter and first half ended September 30, 2014.

Operating and Financial Highlights

•
Total revenue for the fiscal 2015 second quarter was $13.4 million, compared to $27.5 million in the prior-year period, largely due to the expected significant decrease in non-core solar sales compared to the prior year and lower sales of high-intensity fluorescent (HIF) lighting products as Orion transitions its emphasis to its light emitting diode (LED) products.

•
As of September 30, 2014, the Company had the largest lighting backlog in the Company’s history, with $11.8 million in LED and HIF lighting orders, compared to a lighting backlog of $7.0 million as of June 30, 2014.

•
LED lighting product sales increased to $5.2 million in the fiscal 2015 second quarter, accounting for 39.2% of total lighting product revenues, an increase from $1.0 million, or 5.4% of total lighting product revenues, in the prior-year period. The growth was largely driven by enterprise account wins and sales growth from the Company’s expanded reseller network.

•
The Company increased its network of key regional resellers to 70 at September 30, 2014, up from 30 at March 31, 2014. Although there is a necessary lead time associated with signing new resellers and when they begin to produce a consistent order flow, Orion believes it's significantly larger reseller base will lead to future potential sales expansion.

•	In October 2014, the Company announced the launch of several new LED products at its Annual Sales Summit, including a new line of high bay and exterior lighting solutions.

•
As a result of the Company’s increased emphasis on its LED products, the Company recognized a non-cash impairment charge to its long-term wireless controls inventory of approximately $12.1 million during the fiscal quarter.

•
As of September 30, 2014, the Company’s working capital was $25.2 million compared to $33.1 million at March 31, 2014. In addition, for the six months ended September 30, 2014, the Company reduced total debt by approximately $1.6 million.

•
The Company narrowed its fiscal 2015 revenue guidance range to between $80 million and $88 million from its previous range of between $80 million and $105 million. Management has a high level of confidence in achieving this guidance range based on its existing backlog and expected LED order flow in the second half of fiscal 2015.

Management Comments
John Scribante, Chief Executive Officer of Orion, stated, “Over the past 12 months, we have successfully transitioned the Company to take advantage of the large market opportunity in LED lighting. We closed the quarter with the largest lighting backlog in our history, largely driven by our escalating LED product adoption rates and continued efforts in expanding our sales infrastructure. In the second quarter, our top line and gross margins were impacted by a number of large account wins that were delayed into the second half of fiscal 2015. However, we are now beginning to see our pipeline of LED product sales build, and we have the capacity and personnel to handle it. Sales are being generated through a number of channels. We secured LED lighting solutions orders from several large enterprise accounts and also have seen our reseller sales increase dramatically from January 2014. We believe this is largely due to the success of our LED Troffer Door Retrofit product. We will continue to expand our LED product suites to address increasing customer demand for our LED lighting solutions.”

Financial Review
Fiscal 2015 Second Quarter

•
Revenue: Total revenue was $13.4 million for the fiscal 2015 second quarter, compared to $27.5 million in the prior-year period. Orion reported an $8.9 million decrease in revenues year over year as a result of the expected lower revenues from the Company's phased out non-core solar energy business and a $5.2 million decrease in lighting revenues from the Company’s ongoing transition to an LED-driven sales platform.

•
LED Lighting Revenue: Product revenue from Orion’s LED products increased to $5.2 million during the fiscal 2015 second quarter, compared to $1.0 million in the prior-year period. Due to recent new LED product releases and an increased reseller network, Orion believes its LED product sales will continue to grow during the second half of fiscal year 2015.

•
Gross Margin: The Company’s gross margin was impacted by a non-cash impairment charge to its long-term wireless controls inventory of approximately $12.1 million, which was included in Orion’s cost of product revenue.

Total gross margin excluding this charge was 11.8% for the fiscal 2015 second quarter, compared to 28.5% for the prior-year period, largely as a result of the decline in the Company's HIF lighting product revenue and the related impact of the Company's fixed expenses associated with its manufacturing facility on the Company's reduced sales volume.

•
Net Income / Loss: The Company reported a net loss for the fiscal 2015 second quarter of $18.3 million, or $0.84 per share, which includes the $12.1 million, or $0.56 per share, non-cash impairment charge relating to the write-down of its long-term wireless controls inventory. In the prior year period, Orion reported net income of $2.4 million, or $0.11 per diluted share, which included a $2.2 million tax benefit related to deferred tax liabilities related to the acquisition of Harris Lighting.

Fiscal 2015 First Half

•
Revenue: Total revenue was $26.7 million for the fiscal 2015 first half, compared to $48.3 million in the prior-year period. Orion reported a $12.7 million decrease in revenues year over year as a result of the expected lower revenues from the Company's phased out non-core solar energy business and an $8.9 million decrease in lighting revenues from the Company’s ongoing transition to an LED-driven sales platform.

•
Gross Margin: The Company’s gross margin was impacted by a non-cash impairment charge to its long-term wireless controls inventory of approximately $12.1 million, which was included in Orion’s cost of product revenue.

Total gross margin excluding this charge was 15.7% for the fiscal 2015 first half, compared to 28.0% for the prior-year period, largely as a result of the decline in the Company's HIF lighting product revenue and the related impact of the Company's fixed expenses associated with its manufacturing facility on the Company's reduced sales volume.

•
Net Income / Loss: The Company reported a net loss for the fiscal 2015 first half of $22.7 million, or $1.04 per share, which includes the $12.1 million, or $0.56 per share, non-cash impairment charge relating to the write-down of its long-term wireless controls inventory. In the prior year period, Orion reported net income of $1.6 million, or $0.08 per diluted share, which included a $2.2 million tax benefit related to deferred tax liabilities related to the acquisition of Harris Lighting.

Balance Sheet Review

•
Cash and Investments: Orion had approximately $11.1 million in cash and cash equivalents and $0.5 million in short-term investments as of September 30, 2014, compared to $17.6 million and $0.5 million, respectively, at March 31, 2014.

•
Working Capital: The Company’s working capital as of September 30, 2014 was $25.2 million, consisting of $41.3 million in current assets and $16.1 million in current liabilities, compared to $33.1 million, consisting of $50.3 million in current assets and $17.2 million in current liabilities, at March 31, 2014.

•
Net Cash from Operations: The Company reported a $3.8 million decrease of net cash from operations during second quarter of fiscal 2015, compared to a $7.5 million increase of net cash from operations in the prior-year period.

•	Total Debt: Orion’s total debt decreased $1.6 million to $5.0 million at September 30, 2014, compared to $6.6 million at March 31, 2014.

Outlook

•
Revenue Guidance: The Company narrowed its expectations of its total revenues for fiscal 2015 to between $80.0 million and $88.0 million, compared to the Company's prior expected range between $80 million and $105 million. The Company has a high level of confidence that it will achieve this range largely based on its existing backlog, customer acceptance of new LED products and pipeline conversion from its growing reseller network and enterprise accounts. The Company revised the upper end of its previous revenue guidance range based upon achieved bookings through the first six months. The Company intends to further tighten this range after the Company's fiscal 2015 third quarter.

•
LED Sales Outlook: The Company anticipates an increase in sales revenue for the second half of fiscal 2015 due to its recent release of innovative new LED products for industrial, commercial and exterior applications. Orion released its new product offerings at its October Annual Sales Summit. Orion began taking orders for its new products immediately after the introduction and will begin shipments during the third quarter of fiscal 2015. Thirty companies represented at the Annual Sales Summit were new partners with Orion, and the Company plans to continue to increase its reseller network throughout the remainder of fiscal 2015.

•
Margin Outlook: The Company expects its gross margins to improve during the second half of fiscal 2015 as revenue volume increases, the Company realizes improved leverage within its manufacturing operations, and as it realizes the benefits from expected improved component costs. Orion is aggressively working on cost improvement initiatives with component suppliers for its LED product lines and anticipates greater purchasing leverage as its LED volumes increase. The Company believes its recent investments in new product development and branding will deliver incremental gross profits from customer and product sales expansion. The Company is targeting gross margins for fiscal 2015 to range between 18-20%, before the inventory impairment charge, based upon current costs and execution of its margin enhancement initiatives. As the Company begins to realize economies of scale in its lighting product categories, it expects to achieve gross margins of approximately 30% in fiscal 2016. Management will provide additional detail about its margin improvement plans during Orion’s quarterly conference call.

•	Acquisitions: The Company continues to evaluate potential acquisition opportunities that could expand its supply chain capabilities, product lines, and be complementary to its existing operations.

Mr. Scribante continued, “We have made considerable strides to take advantage of the market opportunity for LED products. We are capitalizing on this transition from traditional lighting products, as evidenced by recent enterprise account wins from both the private and public sectors, favorable response from our reseller network, and increasing efficiency throughout our manufacturing facilities. We are confident that we can achieve our fiscal 2015 revenue guidance range based on our current backlog and sales pipeline, and we believe that the infrastructure is in place to take advantage of a sizable market in LED.”

Mr. Scribante concluded, “We believe that the momentum built in fiscal 2015 will continue to position Orion for growth in the coming years. Historically, we have relied on strong relationships in commercial industries and leveraging strong manufacturing capabilities to drive sales. While we continue to maintain a first-rate manufacturing process, we have expanded our product offerings to meet changing customer requirements while also entering new markets. Our investments in product development and re-branding culminated in a successful new product sales launch in October, which expanded our product offerings to take advantage of the potential of LED retrofit in the office, retail, and commercial markets. The LED adoption in these markets is still incredibly low, and our new suite of interior, high bay, and exterior products provide customizable solutions for our customers and allows us to target multiple price points.”

Supplemental Information
In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three months and first half ended September 30, 2014. The supplemental information can be found in the Investor Relations section of Orion’s website at www.oesx.com.

Conference Call
Orion will discuss these results in a conference call today, Tuesday, November 4, 2014, at 4:30 p.m. ET.

The dial-in numbers are:
U.S. callers:             (877) 754-5294
International callers:         (678) 894-3013

The Company will be utilizing an accompanying slideshow presentation in conjunction with this call, which will be available on the Investor Relations section of Orion’s website at www.oesx.com.

To listen to the live webcast, go to the Investor Relations section of Orion Energy Systems’ website at http://investor.oriones.com/events.cfm for a live webcast link. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through November 11, 2014. The replay can be accessed by dialing (855) 859-2056. The replay pass code for callers is 18415912.

About Orion Energy Systems
Orion is leading the transformation of commercial and industrial buildings with state-of-the-art energy efficient lighting systems. Orion manufactures and markets a cutting edge portfolio of products encompassing LED Solid-State Lighting and high intensity fluorescent lighting. Orion's 70+ patents held or pending provide unparalleled optical and thermal performance, which drive financial, environmental, and work-space benefits for a wide variety of retrofit markets.

Safe Harbor Statement
Certain matters discussed in this press release, including under our "Outlook" section are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our LED product lines; (ii) the rate of customer adoption of LED lighting products and the increasing duration of customer sales cycles as customers defer purchasing decisions to evaluate LED product costs and performance; (iii) deterioration of market conditions, including delays to customer capital expenditure budgets; (iv) our ability to compete and execute our growth and profitability strategy in a highly competitive market and our ability to respond successfully to market competition; (v) any material changes to our inventory obsolescence reserves; (vi) our ability to recruit and hire sales talent to increase our in-market sales; (vii) the substantial cost of our various legal proceedings; (viii) our decreasing emphasis on obtaining new solar photovoltaic construction projects; (ix) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (x) loss of one or more key customers or suppliers, including key contacts at such customers; (xi) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xii) our ability to achieve our revenue expectations in fiscal 2015; (xiii) a reduction in the price of electricity; (xiv) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xv) increased competition from government subsidies and utility incentive programs; (xvi) dependence on customers’ capital budgets for sales of products and services; (xvii) our current liquidity and the availability of additional debt financing and/or equity capital; (xviii) potential warranty claims; and (xix) potential acquisitions. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company’s Web site.

Investor Relations Contacts:
Scott Jensen
Chief Financial Officer
Orion Energy Systems, Inc.
(920) 892-9340

OR

Adam Prior
Senior Vice President
The Equity Group Inc.
(212) 836-9606
aprior@equityny.com

OR

Forrest Hunt
Associate
The Equity Group Inc.
(212) 836-9610
fhunt@equityny.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2014	2013	2014
Product revenue	$21,181	$12,645	$38,704	$24,888
Service revenue	6,314	748	9,643	1,818
Total revenue	27,495	13,393	48,347	26,706
Cost of product revenue	15,638	23,364	28,522	33,219
Cost of service revenue	4,028	584	6,273	1,430
Total cost of revenue	19,666	23,948	34,795	34,649
Gross profit	7,829	(10,555)	13,552	(7,943)
Operating expenses:
General and administrative	3,173	3,842	5,857	7,490
Acquisition and integration related expenses	356	—	431	22
Sales and marketing	3,644	3,367	6,947	6,246
Research and development	448	569	938	985
Total operating expenses	7,621	7,778	14,173	14,743
Income (loss) from operations	208	(18,333)	(621)	(22,686)
Other income (expense):
Interest expense	(142)	(83)	(255)	(173)
Dividend and interest income	153	83	327	177
Total other income	11	—	72	4
Income (loss) before income tax	219	(18,333)	(549)	(22,682)
Income tax (benefit) expense	(2,184)	13	(2,171)	23
Net income (loss)	$2,403	$(18,346)	$1,622	$(22,705)
Basic net income (loss) per share	$0.11	$(0.84)	$0.08	$(1.04)
Weighted-average common shares outstanding	21,089,917	21,820,365	20,634.333	21,745,156
Diluted net income (loss) per share	$0.11	$(0.84)	$0.08	$(1.04)
Weighted-average common shares outstanding	21,541,942	21,820,365	21,102,849	21,745,156

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2014	2013	2014
Cost of product revenue	$17	$12	$37	$24
General and administrative	230	265	451	610
Sales and marketing	57	77	183	142
Research and development	2	4	5	9
Total	$306	$358	$676	$785

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	September 30,
	2014	2014
Assets
Cash and cash equivalents	$17,568	$11,130
Short-term investments	470	471
Accounts receivable, net	15,098	14,816
Inventories, net	11,790	12,103
Deferred contract costs	742	1,125
Prepaid expenses and other current assets	4,673	1,676
Total current assets	50,341	41,321
Property and equipment, net	23,135	21,599
Long-term inventory	10,607	—
Goodwill	4,409	4,409
Other intangible assets, net	7,551	6,822
Long-term accounts receivable	1,966	1,178
Other long-term assets	931	162
Total assets	$98,940	$75,491
Liabilities and Shareholders’ Equity
Accounts payable	$8,530	$9,066
Accrued expenses	4,597	3,692
Deferred revenue, current	614	403
Current maturities of long-term debt	3,450	2,926
Total current liabilities	17,191	16,087
Long-term debt, less current maturities	3,151	2,090
Deferred revenue, long-term	1,316	1,271
Other long-term liabilities	270	522
Total liabilities	21,928	19,970
Shareholders’ equity:
Additional paid-in capital	130,766	131,968
Treasury stock	(35,813)	(35,812)
Shareholder notes receivable	(50)	(39)
Retained deficit	(17,891)	(40,596)
Total shareholders’ equity	77,012	55,521
Total liabilities and shareholders’ equity	$98,940	$75,491

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended September 30,
	2013	2014
Operating activities
Net income (loss)	$1,622	$(22,705)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,024	1,503
Amortization	172	697
Stock-based compensation expense	676	785
Accretion of fair value of deferred and contingent purchase price consideration related to acquisition	425	—
Deferred income benefit expense	(2,212)	—
Loss on sale and impairment of property and equipment	96	1,130
Provision for inventory reserves and impairment	—	11,015
Provision for bad debts	75	142
Other	62	68
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	4,849	930
Inventories, current and long-term	3,269	(683)
Deferred contract costs	(335)	(384)
Prepaid expenses and other assets	58	2,791
Accounts payable	2,633	537
Accrued expenses	(1,837)	(660)
Deferred revenue	(2,027)	(253)
Net cash provided by (used in) operating activities	9,550	(5,087)
Investing activities
Cash paid for acquisition, net of cash acquired	(4,992)	—
Purchase of property and equipment	(222)	(1,031)
Purchase of short-term investments	(3)	(1)
Additions to patents and licenses	(14)	(61)
Proceeds from sales of property, plant and equipment	39	1,040
Net cash used in investing activities	(5,192)	(53)
Financing activities
Payment of long-term debt	(1,497)	(1,585)
Proceeds from repayment of shareholder notes	119	11
Deferred financing costs	(18)	(75)
Proceeds from issuance of common stock	225	351
Net cash used in financing activities	(1,171)	(1,298)
Net increase (decrease) in cash and cash equivalents	3,187	(6,438)
Cash and cash equivalents at beginning of period	14,376	17,568
Cash and cash equivalents at end of period	$17,563	$11,130